Exhibit 99.1

EPR Properties and Empire Resorts Receive Approval for Destination Resort Master Plan

MONTICELLO, N.Y. (January 16, 2013) – EPR Properties (“EPR”) (NYSE: EPR), together with Empire Resorts, Inc. and its wholly owned subsidiary, Monticello Raceway Management, Inc. (together “Empire”) (NASDAQ-GM: NYNY) last night received approval from the Town of Thompson Town Board on the Comprehensive Development Plan (“CDP”), SEQRA findings and the Planned Resort Development Text Amendments (“Amendments”) for the 1,583-acre site of the former Concord Resort (“EPT Concord Resort”). Approval of the CDP and SEQRA findings and the adoption of the Amendments means the joint developments can now move forward with the submission of individual site plan applications, thus initiating the commencement of the build-out of the proposed EPT Concord Resort.

The transformative CDP for the EPT Concord Resort is anticipated to create a world-class, four-season destination resort and multi-use residential community, reigniting the Catskill tourist industry which historically supported the regional economy. As a catalyst for economic growth, it will transform the patterns of employment, development and investment in the area.

As submitted, the plan includes an indoor water park, 18-hole golf course, hotels, an RV park, and an entertainment village with a cinema and supporting retail, and a Casino Resort (including a harness horse racetrack, grandstand/showroom, simulcast facility, and hotel).

In addition, the plan includes a residential village with a mix of unit types including condos, apartments, townhouses and detached single family homes, a civic center, and an active adult residential community. This mix of uses will be connected to abundant open space, via a multi-use trail system.

The initial phase of development and construction includes the Casino Resort comprising of an approximately 117-acre development area in the southern portion of the EPT Concord Resort. It is anticipated that construction of the Casino Resort will begin in the spring of 2013. Shortly thereafter, it is anticipated that site plan approvals for both the Golf Phase and select components of the Entertainment Village Phase will be obtained with construction of all three of these elements completed in 2014.

The Golf Phase, at approximately 229 acres, will be highlighted by the renovation of the Monster Golf Course by Rees Jones, the “The US Open Doctor,” and will also include the construction of the golf clubhouse, golf maintenance building, and the golf cottages. The initial components of the Entertainment Village Phase will likely encompass the development of a movie theater, event field, and approximately 115,000 square feet of commercial retail.

With the completion of the Casino Resort, the Golf Course Phase and select components of the Entertainment Village Phase, it is anticipated that over 1,000 new full time equivalent jobs will be created at the site. The direct effect on the local economy from this initial phase is estimated at approximately $290 million annually. For Sullivan County the total annual economic activity that will result from the initial phase of operations alone is estimated at $395 million.

After the completion of the initial three elements, subsequent phases will include a residential village, hospitality, commercial, residential and recreational phases utilizing the natural beauty of the entire parcel.

The development of the EPR Concord Resort is contingent upon various conditions, including the receipt of necessary governmental approvals and Empire’s ability to obtain financing.

About EPR Properties

EPR Properties is a specialty real estate investment trust (REIT) that invests in properties in select market segments which require unique industry knowledge, while offering the potential for stable and attractive returns. Our total investments exceed $3.1 billion and our primary investment segments are Entertainment, Recreation and Education. We adhere to rigorous underwriting and investing criteria centered on key industry and property level cash flow standards. We believe our focused niche approach provides a competitive advantage, and the potential for higher growth and better yields. Further information is available at www.eprkc.com

About Empire Resorts

Empire Resorts owns and operates, through its subsidiary Monticello Raceway Management, Inc., the Monticello Casino & Raceway, a harness racing track and casino located in Monticello, New York, and is 90 miles from midtown Manhattan. For additional information, please visit www.empireresorts.com.

Cautionary Statement Regarding Forward Looking Information

Statements in this press release regarding the company’s business that are not historical facts are “forward-looking statements” that may involve material risks and uncertainties. The company wishes to caution readers not to place undue reliance on such forward-looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1994, and as such, speak only as of the date made. For a full discussion of risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the company’s Annual Report on Form 10-K for the most recently ended fiscal year, as amended, as well as the company’s Quarterly Report on Form 10-Q for the most recently ended fiscal quarter.

Contact:

Brian Moriarty

EPR Properties

888-EPR-REIT

brianm@eprkc.com

Charles Degliomini

Empire Resorts, Inc.

845-807-0001

cdegliomini@empireresorts.com